Exhibit 99.1
For Immediate Release
Builders FirstSource Elects New Independent Board Member
June 21, 2006 (Dallas, TX) — Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced the election of Craig Steinke to its board of directors. The company’s Board now consists of ten members. Mr. Steinke will also serve as a member of the company’s Audit Committee, giving the company an Audit Committee made up of all independent directors.
“We welcome Craig’s appointment to our board,” commented Paul S. Levy, Builders’ Chairman of the Board. “His wealth of experience and knowledge will be of significant value to our already strong board. We look forward to his contributions.”
Mr. Steinke is President and Chief Executive Officer of Eagle Family Foods, Inc., a consumer products company in the food industry. Prior to his appointment as CEO in 2001, he served as Chief Financial Officer of Eagle Family Foods from 1998-2001. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a $97 billion natural resource company; and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke, a C.P.A., has nine years of public accounting experience with Arthur Andersen & Company and received his B.A. in Finance and Accounting from California State University — Long Beach. Mr. Steinke also serves on the board of directors for Eagle Family Foods, Cambridge International and SIFE.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 63 distribution centers and 52 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com. (BLDR-F)

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500